Exhibit 99.1

News Release

Investor Contact: Maureen Resac Maureen.Resac@Adtalem.com 312-651-1481 Media Contact: John Kristoff John.Kristoff@Adtalem.com 312-651-1437

Adtalem Global Education Announces Fiscal Second Quarter 2020 Results

CHICAGO – February 4, 2020 – Adtalem Global Education Inc. (NYSE: ATGE), a leading workforce solutions provider, today reported academic, operating and financial results for its fiscal 2020 second quarter ended December 31, 2019.

 “During the second quarter, we delivered revenue and EPS in line with our expectations as we continued our strategic investments in expanding our offerings and optimizing our marketing and recruitment efforts as part of our transformation into a leading workforce solutions provider. This not only drove revenue higher for the second quarter, but also resulted in increased enrollments at Chamberlain, led by growth in the RN to BSN program. In the Financial Services segment, we completed our integration of OnCourse Learning, which continues to gain traction, while at the same time expanding the ACAMS network,” said Lisa Wardell, chairman and CEO of Adtalem. “I am pleased with the progress we’ve made in the second quarter and am confident in the momentum we’re building going into the second half of the fiscal year as we continue our transition to become a leading workforce solutions provider.”

Financial Highlights
Selected financial data for the three months ended December 31, 2019:

●	Revenue of $266.2 million increased 4.8% compared with prior year
●
Diluted earnings per share from continuing operations was $0.10 compared with $0.29 in the prior year; diluted earnings per share from continuing operations, excluding special items, was $0.57, flat when compared with prior year

●
In January 2020, the board of directors authorized an additional $300 million share repurchase program, which, with the amount remaining under the current authorization, brings the total share repurchase authorization to $382 million

●
Operating income from continuing operations was $40.3 million compared with $58.7 million in the prior year; operating income from continuing operations, excluding special items, was $42.3 million, a 9.4% decrease compared with prior year

●
Net income from continuing operations was $5.5 million compared with $17.3 million in the prior year; net income from continuing operations, excluding special items, was $30.9 million, a 9.8% decrease compared with prior year

●	Approximately 1.8 million shares of common stock were repurchased during the second quarter of fiscal 2020 at an average purchase price of $34.05 for a total of $59.8 million

Selected financial data for the six months ended December 31, 2019:

●	Revenue of $520.8 million increased 6.1% compared with prior year
●
Diluted earnings per share from continuing operations was $0.36 compared with $0.13 in the prior year; diluted earnings per share from continuing operations, excluding special items, was $0.90, a 10.9% decrease compared with prior year

●
Operating income from continuing operations was $66.1 million compared with $55.4 million in the prior year; operating income from continuing operations, excluding special items, was $69.8 million, a 15.8% decrease compared with prior year

●
Net income from continuing operations was $19.9 million compared with $7.8 million in the prior year; net income from continuing operations, excluding special items, was $49.8 million, a 18.3% decrease compared with prior year

●	Approximately 2.7 million shares of common stock were repurchased during the first six months of fiscal 2020 at an average purchase price of $37.40 for a total of $100.0 million

Fiscal 2020 second quarter results contained special items including total pre-tax restructuring charges of $2.0 million, the majority of which are related to the sale of Becker’s courses for healthcare students.  In addition, a $28.0 million loss was recorded in the second quarter on the deal-contingent hedge arrangement entered into in connection with the announced proposed sale of Adtalem Brazil.  The arrangement hedges the Brazilian Real denominated purchase price through mitigation of the currency exchange rate risk. This mark to market loss is non-cash and does not affect the anticipated proceeds upon closing.

Adtalem recorded net income from discontinued operations of $4.1 million during the second quarter of fiscal year 2020. This relates to costs associated with the transfer of ownership of DeVry University and Carrington College, completed in the second quarter of fiscal year 2019, and Adtalem Brazil operations, announced in the first quarter of fiscal year 2020.

Segment Highlights

Medical and Healthcare
Second quarter segment revenue increased 3.6% to $220.2 million compared with the prior year.

Chamberlain revenue in the second quarter increased 2.7% compared with the prior year. New student enrollment for the November 2019 session increased 3.6% while total student enrollment increased 1.2% compared with the prior year, driven by improved marketing and recruiting programs resulting in an increase in new student enrollment in the RN to BSN program, which represented the majority of the November enrollment session. This represents a positive trend for RN to BSN enrollment.

Revenue in the second quarter for the medical and veterinary schools increased 4.8% from the prior year.

Segment operating income in the second quarter decreased 32.1% to $41.2 million compared with prior year. Excluding special items, segment operating income in the second quarter declined 12.5% to $41.6 million. The decrease in segment operating income is the result of increased marketing expenses to drive future enrollment growth, an increase in the bad debt reserve and corporate costs that were previously allocated to our former Business and Law segment.

Financial Services
Second quarter segment revenue increased 9.1% to $46.0 million compared with the prior year. Becker Accounting revenue decreased 3.4% and the Association of Anti-Money Laundering Specialists (ACAMS) revenue decreased 9.9%. The decrease in Becker Accounting revenue is due to timing of certain enterprise orders which will positively impact the second half of the year.  The decrease in ACAMS revenue is due to a year-over-year change in the timing of the Las Vegas conference, which shifted from the second quarter in 2019 to the first quarter in 2020. Second quarter segment revenue included $8.1 million of revenue from the fourth quarter of fiscal year 2019 acquisition of OnCourse Learning. Segment operating income decreased 52.8% to $4.5 million compared with the prior year. Excluding special items, segment operating income in the second quarter declined 41.0% to $5.7 million.  The decrease in segment operating income is the result of the timing of the ACAMS conference and corporate costs that were previously allocated to our former Business and Law segment.

Share Repurchase Authorization
Adtalem’s board of directors has approved an additional share repurchase authorization for $300 million which expires December 31, 2021. The new program will commence when the repurchases from the current program (approximately $82 million remaining as of December 31, 2019) are complete, which is expected to occur in calendar year 2020.

 Adtalem Outlook

Fiscal Year 2020

The outlook for the full year 2020 remains unchanged from our guidance issued in the first quarter earnings press release.

●	Revenue is expected to grow 5% to 7% compared with the prior year
●	Effective income tax rate is expected to be in the 19% to 20% range
●	Earnings per share from continuing operations, excluding special items, are expected to grow in the 7 to 9% range compared with the prior year
●	Full-year capital spending is expected to be in the $45 million to $50 million range

Conference Call and Webcast Information

Adtalem will hold a conference call to discuss its fiscal 2020 second quarter on Tuesday, February 4, 2020, at 4 p.m. CT (5 p.m. ET). The conference call will be led by Lisa Wardell, chairman of the board, president and chief executive officer, and Mike Randolfi, senior vice president and chief financial officer.

For those participating by telephone, dial 844-582-0106 (United States) or +1 825-312-2256 (outside the United States) and request the “Adtalem Call” or use conference ID: 5983068. Adtalem will also broadcast the conference call live on the web at:

https://event.on24.com/wcc/r/2150102/B9C9BC65F1EACF0D0AE0ACCE1D6EB708.

Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

Adtalem will archive a replay of the call until March 4, 2020. To access the replay, dial 800-585-8367 (United States) or +1 416-621-4642 (outside the United States), conference ID: 5983068, or visit the Adtalem website at: https://investors.adtalem.com/overview/default.aspx.

About Adtalem Global Education
The purpose of Adtalem Global Education is to empower students and members to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading workforce solutions provider and the parent organization of American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Chamberlain University, EduPristine, OnCourse Learning, Ross University School of Medicine, Ross University School of Veterinary Medicine and Adtalem Educacional do Brasil (IBMEC, Damásio and Wyden institutions). For more information, please visit adtalem.com and follow us on Twitter (@adtalemglobal) and LinkedIn.

Forward-Looking Statement
Certain statements contained in this release concerning Adtalem Global Education’s expected future performance, including those statements concerning expectations or plans, constitute “forward-looking statements” within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements generally can be identified by phrases such as Adtalem Global Education or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “could,” or other words or phrases of similar import which predict or indicate future events or trends or that are not statements of historical matters. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed with the Securities and Exchange Commission (SEC) on August 28, 2019 and our other filings with the SEC. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

	2Q 2020	2Q 2019	% Change
Adtalem Global Education Student Enrollments(1)
New students	2,711	2,617	+3.6%
Total students	36,823	36,720	+0.3%

Chamberlain University
November Session(2)
New students	2,711	2,617	+3.6%
Total students	31,215	30,833	+1.2%

1)	Includes the most recently reported enrollment sessions at Adtalem’s postsecondary institutions, excluding Adtalem Brazil
2)	Post-licensure online programs only; Pre-licensure campus-based programs start in September, January and May; Total students includes pre- and post-licensure enrollment

# # #

Adtalem Global Education Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except par value)
	December 31,	June 30,	December 31,
	2019	2019	2018
Assets:
Current assets:
Cash and cash equivalents	$67,282	$204,202	$208,295
Investments in marketable securities	9,229	8,680	7,269
Restricted cash	3,465	1,022	818
Accounts receivable, net	93,394	83,560	81,990
Prepaid expenses and other current assets	45,275	29,313	55,158
Current assets held for sale	171,284	177,923	153,019
Total current assets	389,929	504,700	506,549
Noncurrent assets:
Property and equipment, net	281,975	283,433	275,546
Operating lease assets	187,520	—	—
Deferred income taxes	15,588	18,314	19,141
Intangible assets, net	292,736	297,989	238,613
Goodwill	686,805	687,256	627,594
Other assets, net	82,850	52,113	57,743
Other assets held for sale	453,207	398,891	397,037
Total noncurrent assets	2,000,681	1,737,996	1,615,674
Total assets	$2,390,610	$2,242,696	$2,122,223

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$31,457	$53,385	$46,442
Accrued payroll and benefits	39,088	46,664	42,782
Accrued liabilities	89,507	76,529	76,035
Deferred revenue	51,413	95,944	47,097
Current operating lease liabilities	53,029	—	—
Current portion of long-term debt	3,000	3,000	3,000
Current liabilities held for sale	36,694	36,109	28,954
Total current liabilities	304,188	311,631	244,310
Noncurrent liabilities:
Long-term debt	412,105	398,094	289,084
Long-term operating lease liabilities	180,002	—	—
Deferred income taxes	28,845	29,426	32,398
Other liabilities	91,643	86,326	97,329
Noncurrent liabilities held for sale	75,833	16,146	20,804
Total noncurrent liabilities	788,428	529,992	439,615
Total liabilities	1,092,616	841,623	683,925
Commitments and contingencies
Redeemable noncontrolling interest	3,082	9,543	8,651
Shareholders' equity:
Common stock, $0.01 par value per share, 200,000 shares authorized; 52,953, 55,303, and 58,212 shares outstanding as of December 31, 2019, June 30, 2019 and December 31, 2018, respectively	806	801	801
Additional paid-in capital	496,674	486,061	479,946
Retained earnings	2,032,788	2,012,902	1,926,134
Accumulated other comprehensive loss	(159,118)	(137,290)	(143,518)
Treasury stock, at Cost, 27,623, 24,830, and 21,883 shares as of December 31, 2019, June 30, 2019 and December 31, 2018, respectively	(1,076,238)	(970,944)	(833,716)
Total shareholders' equity	1,294,912	1,391,530	1,429,647
Total liabilities and shareholders' equity	$2,390,610	$2,242,696	$2,122,223

Adtalem Global Education Inc.
Consolidated Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$266,172	$253,961	$520,785	$490,900
Operating cost and expense:
Cost of educational services	127,258	118,077	255,292	229,611
Student services and administrative expense	96,648	89,251	195,735	178,415
Restructuring expense	1,955	3,535	8,485	43,008
Gain on sale of assets	—	—	(4,779)	—
Settlement gain	—	(15,571)	—	(15,571)
Total operating cost and expense	225,861	195,292	454,733	435,463
Operating income from continuing operations	40,311	58,669	66,052	55,437
Other income (expense):
Interest and dividend income	1,215	1,173	1,893	2,142
Interest expense	(5,066)	(5,006)	(10,394)	(9,924)
Investment gain (loss)	419	(1,122)	442	(1,122)
Loss on derivative	(28,006)	—	(28,006)	—
Net other expense	(31,438)	(4,955)	(36,065)	(8,904)
Income from continuing operations before income taxes	8,873	53,714	29,987	46,533
Income tax provision	(7,570)	(11,857)	(11,276)	(9,527)
Income from continuing operations	1,303	41,857	18,711	37,006
Discontinued operations:
Income (loss) from discontinued operations before income taxes	3,294	3,768	411	(1,951)
Loss on disposal of discontinued operations before income taxes	—	(32,714)	—	(32,714)
Income tax benefit	823	4,595	550	5,580
Income (loss) from discontinued operations	4,117	(24,351)	961	(29,085)
Net income	5,420	17,506	19,672	7,921
Net loss attributable to redeemable noncontrolling interest from continuing operations	105	88	214	152
Net income attributable to redeemable noncontrolling interest from discontinued operations	—	(299)	—	(308)
Net income attributable to Adtalem Global Education	$5,525	$17,295	$19,886	$7,765

Amounts attributable to Adtalem Global Education:
Net income from continuing operations	$1,408	$41,945	$18,925	$37,158
Net income (loss) from discontinued operations	4,117	(24,650)	961	(29,393)
Net income attributable to Adtalem Global Education	$5,525	$17,295	$19,886	$7,765

Earnings (loss) per share attributable to Adtalem Global Education:
Basic:
Continuing operations	$0.03	$0.71	$0.35	$0.62
Discontinued operations	$0.08	$(0.42)	$0.02	$(0.49)
Net	$0.10	$0.29	$0.36	$0.13
Diluted:
Continuing operations	$0.03	$0.70	$0.34	$0.61
Discontinued operations	$0.08	$(0.41)	$0.02	$(0.49)
Net	$0.10	$0.29	$0.36	$0.13

Weighted-average shares outstanding:
Basic shares	53,890	59,185	54,691	59,756
Diluted shares	54,280	60,000	55,192	60,598

Adtalem Global Education Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Six Months Ended
	December 31,
	2019	2018
Operating activities:
Net income	$19,672	$7,921
(Income) loss from discontinued operations	(961)	29,085
Income from continuing operations	18,711	37,006
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	8,547	7,360
Amortization and adjustments to operating lease assets	21,309	—
Depreciation	17,224	15,913
Amortization	5,893	3,995
Provision for bad debts	11,436	2,657
Deferred income taxes	2,131	22,924
Loss on disposals, accelerated depreciation, and adjustments to property and equipment	1,100	39,949
Realized and unrealized (gain) loss on investments	(442)	1,122
Realized gain on sale of assets	(4,779)	—
Insurance settlement gain	—	(15,571)
Unrealized loss on derivative	28,006	—
Changes in assets and liabilities:
Accounts receivable	(14,779)	(14,430)
Prepaid expenses and other current assets	(19,445)	(21,131)
Accounts payable	(20,906)	2,785
Accrued payroll and benefits	(7,576)	(13,341)
Accrued liabilities	(916)	3,802
Deferred revenue	(44,531)	(51,850)
Operating lease liabilities	(27,549)	—
Other assets and liabilities	2,270	(19,126)
Net cash (used in) provided by operating activities-continuing operations	(24,296)	2,064
Net cash provided by operating activities-discontinued operations	10,622	20,957
Net cash (used in) provided by operating activities	(13,674)	23,021
Investing activities:
Capital expenditures	(20,311)	(32,058)
Insurance proceeds received for damage to buildings and equipment	—	35,706
Proceeds from sales of marketable securities	702	1,136
Purchases of marketable securities	(753)	(5,290)
Proceeds from sale of assets	6,421	—
Cash received on purchase price adjustment	92	—
Loan to DeVry University	—	(10,000)
Net cash used in investing activities-continuing operations	(13,849)	(10,506)
Net cash used in investing activities-discontinued operations	(2,585)	(5,130)
Cash and restricted cash transferred in divestitures of discontinued operations	—	(48,876)
Net cash used in investing activities	(16,434)	(64,512)
Financing activities:
Proceeds from exercise of stock options	2,028	16,784
Employee taxes paid on withholding shares	(5,232)	(6,401)
Proceeds from stock issued under Colleague Stock Purchase Plan	—	312
Repurchases of common stock for treasury	(100,019)	(115,933)
Borrowings under credit facility	160,000	—
Repayments under credit facility	(146,500)	(1,500)
Proceeds from down payment on seller loan	5,200	—
Payment for purchase of redeemable noncontrolling interest of subsidiary	(6,247)	—
Net cash used in financing activities-continuing operations	(90,770)	(106,738)
Net cash used in financing activities-discontinued operations	(1,765)	(846)
Net cash used in financing activities	(92,535)	(107,584)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,037)	289
Net decrease in cash, cash equivalents and restricted cash	(125,680)	(148,786)
Cash, cash equivalents and restricted cash at beginning of period	300,467	444,405
Cash, cash equivalents and restricted cash at end of period	174,787	295,619
Less: cash, cash equivalents and restricted cash of discontinued operations at end of period	104,040	86,506
Cash, cash equivalents and restricted cash at end of period	$70,747	$209,113

Adtalem Global Education Inc.
Segment Information
(unaudited)
(in thousands)
	Three Months Ended			Six Months Ended
	December 31,			December 31,
	2019	2018	Increase (Decrease)	2019	2018	Increase (Decrease)
Revenue:
Medical and Healthcare	$220,180	$212,627	3.6%	$427,667	$414,727	3.1%
Financial Services	45,992	42,142	9.1%	93,118	77,788	19.7%
Home Office and Other	—	(808)	NM	—	(1,615)	NM
Total consolidated revenue	$266,172	$253,961	4.8%	$520,785	$490,900	6.1%
Operating income (loss):
Medical and Healthcare	$41,183	$60,647	(32.1)%	$69,683	$62,303	11.8%
Financial Services	4,542	9,633	(52.8)%	6,670	14,383	(53.6)%
Home Office and Other	(5,414)	(11,611)	53.4%	(10,301)	(21,249)	51.5%
Total consolidated operating income	$40,311	$58,669	(31.3)%	$66,052	$55,437	19.1%

Non-GAAP Financial Measures and Reconciliations
We believe that certain non-GAAP financial measures provides investors with useful supplemental information regarding the underlying business trends and performance of Adtalem’s ongoing operations and is useful for period-over-period comparisons. We use these supplemental non-GAAP financial measures internally in our assessment of performance and budgeting process. However, these non-GAAP financial measures should be not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The following are non-GAAP financial measures used in the subsequent GAAP to non-GAAP reconciliation tables:

Net income from continuing operations attributable to Adtalem excluding special items (most comparable GAAP measure: net income attributable to Adtalem) – Measure of Adtalem’s net income attributable to Adtalem adjusted for restructuring expense, gain on sale of assets, settlement gain, tax charges related to the divestiture of DeVry University, loss on derivative, and discontinued operations.

Earnings per share from continuing operations excluding special items (most comparable GAAP measure: earnings per share) – Measure of Adtalem’s diluted earnings per share adjusted for restructuring expense, gain on sale of assets, settlement gain, tax charges related to the divestiture of DeVry University, loss on derivative, and discontinued operations.

Operating income from continuing operations excluding special items (most comparable GAAP measure: operating income from continuing operations) – Measure of Adtalem’s operating income from continuing operations adjusted for restructuring expense, gain on sale of assets, and settlement gain. This measure is applied on a consolidated and segment basis, depending on the context of the discussion.

A description of special items in our non-GAAP financial measures described above are as follows:

●
Restructuring charges primarily related to the sale of Becker’s courses for healthcare students, real estate consolidations at Adtalem’s home office, and the closing of the Ross University School of Medicine (“RUSM”) campus in Dominica.

●	Gain on the sale of Adtalem’s Columbus, Ohio, campus facility.
●	Settlement gain related to the final insurance settlement related to Hurricanes Irma and Maria at the American University of the Caribbean School of Medicine (“AUC”) and RUSM.
●
Loss on the deal-contingent foreign currency hedge arrangement entered into in connection with the announced proposed sale of Adtalem Brazil to economically hedge the Brazilian Real denominated purchase price through mitigation of the currency exchange rate risk.

●	Tax charges related to the divestiture of DeVry University.
●	Discontinued operations include the operations of Adtalem Brazil, Carrington, and DeVry University.

Adtalem Global Education Inc.
Non-GAAP Operating Income from Continuing Operations by Segment
(unaudited)
(in thousands)
	Three Months Ended			Six Months Ended
	December 31,			December 31,
	2019	2018	Increase (Decrease)	2019	2018	Increase (Decrease)
Medical and Healthcare:
Operating income (GAAP)	$41,183	$60,647	(32.1)%	$69,683	$62,303	11.8%
Restructuring expense	417	2,445	(82.9)%	544	41,460	(98.7)%
Settlement gain	—	(15,571)	NM	—	(15,571)	NM
Operating income excluding special items (non-GAAP)	$41,600	$47,521	(12.5)%	$70,227	$88,192	(20.4)%

Financial Services:
Operating income (GAAP)	$4,542	$9,633	(52.8)%	$6,670	$14,383	(53.6)%
Restructuring expense	1,137	—	NM	3,116	—	NM
Operating income excluding special items (non-GAAP)	$5,679	$9,633	(41.0)%	$9,786	$14,383	(32.0)%

Home Office and Other:
Operating loss (GAAP)	$(5,414)	$(11,611)	53.4%	$(10,301)	$(21,249)	51.5%
Restructuring expense	401	1,090	(63.2)%	4,825	1,548	211.7%
Gain on sale of assets	—	—	NM	(4,779)	—	NM
Operating loss excluding special items (non-GAAP)	$(5,013)	$(10,521)	52.4%	$(10,255)	$(19,701)	47.9%

Adtalem Global Education:
Operating income (GAAP)	$40,311	$58,669	(31.3)%	$66,052	$55,437	19.1%
Restructuring expense	1,955	3,535	(44.7)%	8,485	43,008	(80.3)%
Gain on sale of assets	—	—	NM	(4,779)	—	NM
Settlement gain	—	(15,571)	NM	—	(15,571)	NM
Operating income excluding special items (non-GAAP)	$42,266	$46,633	(9.4)%	$69,758	$82,874	(15.8)%

Adtalem Global Education Inc.
Non-GAAP Earnings Disclosure
(unaudited)
(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income attributable to Adtalem (GAAP)	$5,525	$17,295	$19,886	$7,765
Restructuring expense	1,955	3,535	8,485	43,008
Gain on sale of assets	—	—	(4,779)	—
Settlement gain	—	(15,571)	—	(15,571)
Loss on derivative	28,006	—	28,006	—
Tax charges related to the divestiture of DeVry University	—	1,526	—	1,526
Income tax impact on non-GAAP adjustments (1)	(461)	2,829	(804)	(5,123)
(Income) loss from discontinued operations	(4,117)	24,650	(961)	29,393
Net income from continuing operations attributable to Adtalem excluding special items (non-GAAP)	$30,908	$34,264	$49,833	$60,998
(1) Represents the income tax impact of non-GAAP continuing operations adjustments that is recognized in our GAAP financial statements.
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Earnings per share, diluted (GAAP)	$0.10	$0.29	$0.36	$0.13
Effect on diluted earnings per share:
Restructuring expense	0.04	0.06	0.15	0.71
Gain on sale of assets	-	-	(0.09)	-
Settlement gain	-	(0.26)	-	(0.26)
Loss on derivative	0.52	-	0.51	-
Tax charges related to the divestiture of DeVry University	-	0.03	-	0.03
Income tax impact on non-GAAP adjustments (1)	(0.01)	0.05	(0.01)	(0.08)
(Income) loss from discontinued operations	(0.08)	0.41	(0.02)	0.49
Earnings per share from continuing operations excluding special items, diluted (non-GAAP)	$0.57	$0.57	$0.90	$1.01
Diluted shares used in EPS calculation	54,280	60,000	55,192	60,598
(1) Represents the income tax impact of non-GAAP continuing operations adjustments that is recognized in our GAAP financial statements.